Exhibit 99.01

Seneca Biopharma Reports 2020 Second Quarter Results

GERMANTOWN, Md., August 13, 2020 -- Seneca Biopharma, Inc. (Nasdaq: SNCA), a biopharmaceutical company focused on developing novel treatments for diseases of high unmet medical need, today reported its financial results for the quarter ended June 30, 2020.

Business Highlights for 2020 to date.

During the First Half of 2020, the Company achieved the following business milestones:

•	Completed offerings resulting in net proceeds of over $14.8 million.

•	Continued progress on both the Company’s out-licensing effort to partner NSI-566 and NSI-189 programs and initiative to in-license or acquire novel therapeutics.

•	Appointed of Matthew W. Kalnik, Ph.D. as President and Chief Operating Officer and Dane R. Saglio as Chief Financial Officer.

•	Affirmed guidance that data readout from the Company's non-GCP Phase II trial evaluating NSI-566, for the treatment of chronic ischemic stroke, is expected during the second half of 2020.

•	Announced that as a result of feedback received from the FDA, Seneca believes that the existing Phase 1 and 2 trial results support moving into a Phase 3 clinical study for ALS.

•	Completion of the Company’s stem cell manufacturing facility in Suzhou, China which will be used to manufacture NSI-566 for clinical trials within China.

Financial Results for the Quarter Ended June 30, 2020

Cash Position and Liquidity: At June 30, 2020, cash was approximately $15.8 million as compared to approximately $10 million at March 31, 2020. The increase in cash is attributed to the May 2020 warrant exercises and registered direct offering.

Operating Loss: Operating loss for the quarter ended June 30, 2020 was $1.9 million compared to a loss of $1.9 million for the comparable 2019 period. For the six-month period ended June 30, 2020, the operating loss was $3.9 million versus $4.4 million for the six months ended June 30, 2019. The decrease in operating loss for 2020 was primarily due to a decrease in R&D expenses as we continue to wind down the clinical programs. This decrease was partially offset by an increase in G&A expenses which reflects an enhanced management structure to support corporate objectives as compared to the same period of 2019.

Net Loss: Net loss for the quarter ended June 30, 2020 was $2.0 million, or $0.15 per share, compared to a loss of $1.4 million, or $1.45 per share on a post-reverse stock-split basis, for the same period in 2019. For the 2020 six-month period the net loss was $9.5 million, or $0.92 per share versus a net loss of $4.6 million, or $4.78 per share for the same period in 2019. The 2020 increase in net loss was primarily attributed to a non-cash expense of $5.6 million related to the January 2020 warrant inducement transaction.

Seneca Biopharma, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,834,832	$5,114,917
Trade and other receivables	16,938	21,064
Prepaid expenses	390,646	510,900
Total current assets	16,242,416	5,646,881

Property and equipment, net	21,698	41,036
Patents, net	630,554	668,936
ROU and other assets	206,994	227,036
Total assets	$17,101,662	$6,583,889

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$542,976	$824,406
Accrued bonuses	98,750	135,686
Short-term note and other current liabilities	34,250	264,665
Total current liabilities	675,976	1,224,757

Warrant liabilities, at fair value	62,623	84,596
Lease liability, net of current portion	128,770	148,543
Total liabilities	867,369	1,457,896

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, $0.01 par value; 200,000 shares issued and outstanding at June 30, 2020 and December 31, 2019	2,000	2,000
Common stock, $0.01 par value; 300,000,000 shares authorized, 17,295,703 and 3,866,457 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	172,957	38,665
Additional paid-in capital	247,568,205	227,067,058
Accumulated other comprehensive loss	(7,166)	(6,186)
Accumulated deficit	(231,501,703)	(221,975,544)
Total stockholders' equity	16,234,293	5,125,993
Total liabilities and stockholders' equity	$17,101,662	$6,583,889
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Seneca Biopharma, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$2,500	$7,894	$8,520	$10,394

Operating expenses:
Research and development expenses	446,032	954,453	1,142,921	2,468,916
General and administrative expenses	1,503,822	971,822	2,803,417	1,916,424
Total operating expenses	1,949,854	1,926,275	3,946,338	4,385,340
Operating loss	(1,947,354)	(1,918,381)	(3,937,818)	(4,374,946)

Other income (expense):
Interest income	6,915	10,852	20,204	39,852
Interest expense	(7,850)	(507)	(10,429)	(2,524)
Warrant inducement expense	-	-	(5,620,089)	-
Gain (loss) on fair value of liability classified warrants	(2,652)	436,126	21,973	96,011
Other income (expense)	-	34,989	-	(309,306)
Total other income (expense)	(3,587)	481,460	(5,588,341)	(175,967)

Net loss	$(1,950,941)	$(1,436,921)	$(9,526,159)	$(4,550,913)

Net loss per share - basic and diluted	$(0.15)	$(1.45)	$(0.92)	$(4.78)

Weighted average common shares outstanding - basic and diluted	12,642,972	993,854	10,391,065	952,567

Comprehensive loss:
Net loss	$(1,950,941)	$(1,436,921)	$(9,526,159)	$(4,550,913)
Foreign currency translation adjustment	(18)	(1,013)	(980)	(2,756)
Comprehensive loss	$(1,950,959)	$(1,437,934)	$(9,527,139)	$(4,553,669)

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About Seneca Biopharma, Inc.

Seneca Biopharma, Inc., is a clinical-stage biopharmaceutical company developing novel treatments for diseases of high unmet medical need. The Company is in the process of transforming the organization through the acquisition or in-licensing of new science and technologies, to develop with the goal of providing meaningful therapies for patients.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:

Hibiscus Bioventures
josh@hibiscusbio.com

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